UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2011 (November 7, 2011)

IVEDA SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	20-2222203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 8500 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2011, Robert Gillen, Alex Kuo and Alejandro Franco (the “New Directors”) were appointed to serve as directors of Iveda Solutions, Inc. (“Iveda”) by the affirmative vote of the Board of Directors (the “Board”) following its affirmative vote to increase the size of the Board from four to seven members.  There are no arrangements or understandings between any of the New Directors and any other person or entity pursuant to which any of the New Directors were appointed.  On November 7, 2011, in connection with their appointment, the Board granted each New Director an option to purchase 50,000 shares of Iveda common stock at an exercise price of $1.05 per share, pursuant to a non-qualified stock option agreement issued under the Iveda 2010 Stock Option Plan; the options were fully vested and exercisable upon grant and expire 10 years after the date of grant.

Mr. Gillen is the president of the Law Offices of Robert D. Gillen, Ltd., a law firm assisting clients with domestic and international planning, with offices located in Scottsdale, Arizona and Naperville, Illinois.  Mr. Gillen is an international speaker and has extensive experience in advising businesses and professionals on tax and legal matters.  Mr. Gillen graduated from the University of Illinois in 1976 with a Bachelor of Science in Business Administration and from IIT Chicago Kent College of Law in 1979 with a Juris Doctor Degree with Honors.  Mr. Gillen has been active in the cellular industry since its inception and has assisted in the development of the cellular network.  Mr. Gillen has served on various boards of directors and advisory committees for growing companies, as well as donating his time and expertise on not-for-profit boards.  Mr. Gillen has also authored many articles on business, tax and legal matters.

In 2009, Alex Kuo was hired by Iveda as a consultant to facilitate the acquisition of MEGAsys—Taiwan.  Shortly after the completion of the acquisition, in May 2011, Iveda hired Mr. Kuo as Senior Vice President of Global Strategies—Asia, and he was recently promoted to Chief Strategy Officer.  Mr. Kuo has 20 years of executive experience at Acer Group. Prior to Acer, he was General Manager at Servex/Anextek.  He also held Vice President and Senior Vice President positions at China Security and Surveillance Technology (NYSE:CSR), FalconStor Software (NASDAQ: FALC), and Global Data Solutions, Co.  Mr. Kuo also serves as an instructor at the Cloud Computing Industry Association of Taiwan. Mr. Kuo received his Masters of Science and Technology Innovation Management from George Washington University and his undergraduate degree from National Taiwan University.

Alejandro Franco has been serving Iveda as a consultant for over a year, with respect to business development and strategic partnership opportunities in Mexico.  He has been advising and facilitating the Company’s negotiations with a telecommunications company in Mexico.  Mr. Franco has 26 years of cross-industry experience and accomplishment with leading start-up and high-growth companies.  He is known for delivering strong and sustainable revenue and profit gain in highly competitive markets throughout China, Taiwan, USA, Mexico, and Brazil.  He has extensive experience in leading large-scale, complex, global operations in China, Taiwan, Latin America, and the U.S.  Mr. Franco is the president and founder of Amextel in Mexico.  He also founded and was president of TVM, Inc., in Mexico from 1985 to 1988 and Bela Corp. in the U.S. from 1988 to 2000.   Mr. Franco has a degree in Economics from UNAM University, Mexico, a degree in Industrial Design from IBERO University, Mexico, and Masters in Theology from Oblate University, San Antonio Texas.

Since the beginning of 2010, the New Directors have engaged in the following transactions with Iveda:

In September 2010, Sysan Limited, which is owned by Alex Kuo and his spouse, invested $50,000 in Iveda in exchange for 50,000 Iveda shares.  Mr. Kuo was also issued 250,000 Iveda shares in exchange for his services to Iveda, which have included business development, introducing strategic alliance opportunities in Asia, and facilitating the Megays acquisition.

Squirrel-Away LLC, which is owned by Robert Gillen and his spouse, invested a total of $1,176,140 (in 5 transactions) in Iveda in exchange for 1,301,140 Iveda shares.  In addition, in September 2011, Mr. Gillen loaned Iveda $45,000, payable within one year.  Interest on the loan is payable in 45,000 warrants to be issued at an exercise price of $1.10, exercisable within three years of issuance.  In October 2011, the Board approved the issuance of the warrants.

Amextel, which is owned by Alex Franco, was issued 250,000 Iveda shares in exchange for consulting services relating to international business development and strategic alliance opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVEDA SOLUTIONS, INC. (Registrant)

Date: November 14, 2011	By:	/s/ Luz Berg
Luz Berg Chief Operating Officer and Corporate Secretary